NLC FINANCIAL SERVICES, LLC
                        5355 Town Center Road, Suite 802
                            Boca Raton, Florida 33486
                                  561-394-0550

Mr. Mark Schaftlein                                                 May 15, 2000
Chief Executive Officer
Westmark Group Holdings, Inc.
8000 North Federal Highway
Boca Raton, Florida  33487

Dear Mark:

We are pleased to present to you this non-binding letter of intent whereby First NLC Mortgage Lending, LLC ("First NLC"), a wholly-owned subsidiary of NLC Financial Services, LLC ("NLC Financial"), an affiliate of Sun Capital Partners, Inc. ("Sun Capital") will, subject to the terms and conditions set forth herein, acquire 100% of the stock or assets of Westmark Mortgage Corporation ("Westmark" or the "Company") from Westmark Group Holdings, Inc. ("Westmark Group" or "Parent").

o Consideration. First NLC will provide up to $6.0 million of capital at closing so that Westmark can satisfy its existing obligations under its warehouse lines of credit. In addition, Westmark Group will be issued an option exercisable for 90 days after closing to acquire 5% of First NLC for $925,000.

o Definitive Agreement. NLC Financial and Westmark Group will use mutual best efforts to negotiate and execute a definitive agreement, and other ancillary documents containing terms consistent with the terms of this letter and other customary terms for transactions of this nature.

o Closing Conditions. The closing of the transaction contemplated hereby is conditioned upon:

     o execution of definitive agreements carrying out the terms of the transaction as set forth herein;

     o receipt of any third party or governmental consents or approvals, including the assignment of any material contracts;

     o investment of $3.70 million for 20% of the common equity of First NLC, $1.85 million of which will be provided by NLC Financial Services, $1.0 million of which will be provided by Household Finance and the remainder of which will be raised from other investors yet to be identified;

     o investment of $4.0 million of subordinated notes in First NLC by The Associates; such notes will have a five year term, pay cash interest at the Prime rate of interest quarterly, and be due and payable in full on the fifth anniversary of the date of issuance, or a sale or an IPO of First NLC;

     o completion of NLC Financial's due diligence review to its sole satisfaction, which diligence will include facility visits, meetings with senior management and a review of the Company's books, records and legal documents by NLC Financial, as well as its legal and accounting advisors; and

     o approval of the transaction by First NLC's warehouse lenders, including appropriate terms to support the incremental volume expected from the acquisition.

o Fees and Expenses. Each party agrees that it will pay its respective expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) in connection with the transaction contemplated hereby if the transaction does not close for any reason.

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May 15, 2000
Page 2

o Exclusivity. Upon your execution of this letter, Westmark agrees and covenants that until June 30, 2000 or such time that NLC Financial and Westmark are no longer negotiating a transaction (it being agreed that Westmark will not unilaterally terminate negotiations as long as both parities are working in good faith), neither Westmark nor any of its representatives will solicit offers for sale or discuss a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of Westmark or any of its assets or issued or unissued capital stock (a "Company Sale") with any other party or provide any information to any other party regarding the Company in that connection. Westmark represents that it is not a party to or bound by any agreement with respect to a Company Sale other than under this letter. Westmark will disclose to NLC Financial the existence or occurrence of any proposal or contact that it may receive in respect of any Company sale.

o Binding Effect; Counterparts, Miscellaneous. Upon the execution of this letter by you, notwithstanding the non-binding nature of this offer, the two paragraphs directly above ("Fees and Expenses" and "Exclusivity") are binding agreements between the parties hereto, subject only to the conditions set forth herein, and will inure to the benefit of their successors and assigns. This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement and shall be governed by the laws of the State of Florida. This agreement may not be assigned without the other party's written consent.

If you are in agreement with the terms of this letter, please sign in the space provided below and return a signed copy. We will then immediately work toward implementing our plans for consummating the transaction as expeditiously as possible.



Very truly yours,
                                                Agreed and
                                                Accepted as of
                                                May 15, 2000:
FIRST NLC FINANCIAL SERVICES, LLC               WESTMARK GROUP HOLDINGS, INC.
By:                                             By:

/s/ Marc J. Leder                               /s/ Mark Schaftlein
---------------------------------------         ------------------------
Mark J. Leder                                   Name:  Mark Schaftlein
Vice President                                  Title:  C.E.O.